EXHIBIT 21

SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

As of May 26, 2024, we had six “significant subsidiaries”, as defined in Regulation S-X, Rule 1-02(w), identified as follows:

1.GMRI, Inc., a Florida corporation, doing business as Olive Garden, Bahama Breeze and Seasons 52

2.N and D Restaurants, LLC, a Florida limited liability company, doing business as Olive Garden

3.Olive Garden of Texas, LLC, a Texas limited liability company, doing business as Olive Garden

4.RARE Hospitality International, Inc., a Georgia corporation, doing business as LongHorn Steakhouse and Olive Garden

5.Ruth’s Hospitality Group, Inc., a Delaware corporation

6.Yard House USA, Inc., a Delaware corporation, doing business as Yard House

In addition, we also had the following subsidiaries:

7.Bahama Breeze Holdings, LLC, a Florida limited liability company, doing business as Bahama Breeze

8.Capital Grille Holdings, Inc., a North Carolina corporation, doing business as The Capital Grille

9.Cheddar’s Casual Cafe, Inc., a Delaware corporation, doing business as Cheddar’s Scratch Kitchen
10.Cheddar’s Restaurant Holding Corp., a Delaware corporation
11.Darden Corporation, a Delaware corporation

12.Eddie V’s Holdings, LLC, a Florida limited liability company, doing business as Eddie V’s

13.Florida SE, LLC, a Florida limited liability company, doing business as Olive Garden
14.Olive Garden Holdings, LLC, a Florida limited liability company, doing business as Olive Garden
15.Rare Hospitality Management, LLC, a Delaware limited liability company, doing business as LongHorn
Steakhouse

16.RCSH Operations, LLC, a Louisiana limited liability company, doing business as Ruth’s Chris Steak House
17.Seasons 52 Holdings, LLC, a Florida limited liability company, doing business as Seasons 52